                                                                                                            Exhibit 10.1

AMENDMENT TO

PARKWAY PROPERTIES, INC.

2003 EQUITY INCENTIVE PLAN

Incentive Restricted Share Agreement

for ____________

2009 FOCUS

Long-Term Equity Compensation Plan

A.         Parkway Properties, Inc. (the "Company") granted __________ Incentive Restricted Shares to _________ (the "Recipient") on February 3, 2009, under the Parkway Properties, Inc. 2003 Equity Incentive Plan as amended (the "Incentive Plan"), as part of the Company’s 2009 FOCUS Long-Term Equity Compensation Plan.
B.         The grant was documented in a letter agreement between the Company and the Recipient dated February 3, 2009, which incorporated the terms of the grant (the "Incentive Restricted Share Agreement").
C.         The Compensation Committee of the Board of Directors of the Company has acted to change the strategic objectives under the 2009 FOCUS Long-Term Equity Compensation Plan and thereby to change the performance goals under the Incentive Restricted Share Agreement.
D.         Section 19 of the Incentive Plan authorizes the Compensation Committee to act unilaterally to amend outstanding Incentive Restricted Shares.

                        Accordingly, on behalf of the Compensation Committee, the Company amends the Incentive Restricted Share Agreement as follows, effective May 13, 2009:

1.         Paragraph 4 of the Incentive Restricted Share Agreement is amended to read as follows:

"4.        Portion of Grant Earned upon Achievement of Performance Goals.

(a)         Adjusted FFO Goal.  Up to 70 percent of the Incentive Restricted Shares covered by the grant may be earned on the basis of the Company's adjusted funds from operations ("Adjusted FFO") for 2009.  The threshold Adjusted FFO goal for 2009 is $____ per diluted share.  One and four tenths (1.4) percentage points of the grant will be earned for every penny by which Adjusted FFO for 2009 exceeds $____ per diluted share, not counting Adjusted FFO in excess of $____ per diluted share.  Accordingly, 70 percent of the grant will be earned if Adjusted FFO for 2009 equals or exceeds $____ per diluted share.

(b)        Strategic Objective Performance Goal.  Up to 30 percent of the Incentive Restricted Shares covered by the grant may be earned on the basis of the Company's achievement of the following strategic objectives for 2009:

  20 percent of the grant will be earned based on the Company’s continued compliance with its  long‑term debt financial covenants during 2009; and

  10 percent of the grant will be earned if aggregate borrowings under the Company's line of credit do not exceed $_______ at December 31, 2009.  $_______ is the remainder after the subtraction of an amount equal to the proceeds of the Company's public stock offering closed on April 28, 2009 ($_______) from the line of credit limit of $_______ in the original Incentive Restricted Share Agreement.

(c)        Unearned Portion of Grant.  You will automatically forfeit all interest in any portion of the grant that has not been earned pursuant to paragraph (a) or (b) above."

2.         In all other respects, the Incentive Restricted Share Agreement remains in full force and effect.

                                                PARKWAY PROPERTIES, INC.

                                                /s/  Warren Speed

                                                By:  Warren Speed

                                                       SVP of People